Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

THIRD QUARTER OF FISCAL 2019

CALABASAS HILLS, Calif., – October 29, 2019 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the third quarter of fiscal 2019, which ended on October 1, 2019.

Total revenues were $586.5 million in the third quarter of fiscal 2019 compared to $575.2 million in the third quarter of fiscal 2018. Net income and diluted net income per share were $16.1 million and $0.36, respectively, in the third quarter of fiscal 2019.

Excluding the after-tax impact of the $7.7 million loss on the Company’s minority investments and $2.4 million in acquisition-related costs, net income and diluted net income per share for the third quarter of fiscal 2019 would have been $26.1 million and $0.59, respectively. Please see the Company’s reconciliation of non-GAAP financial measures at the end of this release.

Comparable restaurant sales at The Cheesecake Factory restaurants increased 0.4% in the third quarter of fiscal 2019.

“We continued to outperform the industry during the third quarter and generated both comparable sales at The Cheesecake Factory and operating performance within our expectations,” said David Overton, Chairman and Chief Executive Officer. “Our operators again managed their restaurants well despite the softer industry sales environment.”

Overton continued, “Earlier this month, we completed the acquisitions of North Italia and Fox Restaurant Concepts, reinforcing our leadership position in experiential dining. The integration of North Italia is on track. We recently renegotiated and extended our exclusive DoorDash delivery agreement, which now also covers North Italia and the FRC concepts, underscoring the benefit of our scale for these brands. For the balance of the year, we are focused on driving performance at The Cheesecake Factory restaurants and our acquired businesses, while continuing to execute a smooth integration. With the strength of The Cheesecake Factory brand, coupled with accelerated and diversified growth drivers in North Italia and the FRC concepts, we believe we are well-positioned for 2020 and the long-term.”

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Subsequent Event

On October 2, 2019, the Company completed the acquisitions of North Italia and Fox Restaurant Concepts (FRC).

Development

The Company continues to expect to open five Cheesecake Factory restaurants in fiscal 2019, including the Gainesville, Florida location that opened during the third quarter. The Company expects to open three additional locations during the fourth quarter of fiscal 2019.

During the fourth quarter of fiscal 2019, the Company expects to open one North Italia restaurant. Subsequent to quarter-end, a Flower Child location in McLean, Virginia opened and one additional Flower

Child restaurant is expected to open later in the fourth quarter of fiscal 2019, within the FRC subsidiary.

During fiscal 2019, the Company now expects as many as six Cheesecake Factory restaurants to open internationally under licensing agreements. This includes the second location in Abu Dhabi, which opened during the third quarter and the first location in Macao, which recently opened during the fourth quarter. The Company expects two additional licensed locations to open during the fourth quarter of fiscal 2019.

Capital Allocation

The Company’s Board of Directors declared a quarterly cash dividend of $0.36 per share of the Company’s common stock. The dividend is payable on November 26, 2019 to shareholders of record at the close of business on November 12, 2019.

During the third quarter of fiscal 2019, the Company repurchased approximately 263,000 shares of its common stock at an aggregate cost of $11.4 million.

The Company closed on an upsized $400 million revolving credit facility and had $335 million drawn at the end of the third quarter of fiscal 2019, including $285 million to support the funding of the North Italia and FRC acquisitions.

Conference Call and Webcast

The Company will hold a conference call to review its results for the third quarter of fiscal 2019 today at 2:00 p.m. Pacific Time. The conference call will be webcast live on the Company’s website at investors.thecheesecakefactory.com and a replay of the webcast will be available through November 28, 2019.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated is a leader in experiential dining. We are culinary forward and relentlessly focused on hospitality. Delicious, memorable experiences created by passionate people – this defines who we are and where we are going. We currently own and operate 289 restaurants throughout the United States and Canada under brands including The Cheesecake Factory®, North Italia® and a collection within the Fox Restaurant Concepts subsidiary. Internationally, 24 The Cheesecake Factory® restaurants operate under licensing agreements. Our bakery division operates two facilities that produce quality cheesecakes and other baked products for our restaurants, international licensees and third-party bakery customers. In 2019, we were named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the sixth consecutive year. To learn more, visit www.thecheesecakefactory.com, www.northitaliarestaurant.com and www.foxrc.com.

From FORTUNE. ©2019 Fortune Media IP Limited. FORTUNE 100 Best Companies to Work For is a trademark of Fortune Media IP Limited and is used under license. FORTUNE and Fortune Media IP Limited are not affiliated with, and do not endorse products or services of, Licensee.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as codified in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, without limitation, statements regarding the acquisitions of North Italia and FRC, reinforcing the Company’s leadership position in experiential dining, the ability to execute a smooth integration, the ability to drive performance at The Cheesecake Factory restaurants and the Company’s acquired businesses, the benefit of the Company’s scale for the acquired brands, the strength of The Cheesecake Factory brand, accelerated and diversified growth drivers in North Italia and the FRC concepts, the Company’s belief that it is well-positioned for 2020 and the long term, and expectations regarding restaurant openings. Such forward-looking statements include all other statements that are not historical facts, as well as statements that are preceded by, followed by or that include words or phrases such as “believe,” “plan,” “will likely result,” “expect,” “intend,” “will continue,” “is anticipated,” “estimate,” “project,” “may,” “could,” “would,” “should” and similar expressions. These statements are based on current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. These forward-looking statements may be affected by factors outside of the Company’s control including: the ability to achieve projected financial results; economic and political conditions that impact consumer confidence and spending; acceptance and success of The Cheesecake Factory in international markets; acceptance and success of North Italia and the FRC concepts; the risks of doing business abroad through Company-owned restaurants and/or licensees; foreign exchange rates, tariffs and cross border taxation; changes in unemployment rates; changes in laws impacting the Company’s business, including increases in minimum wages and benefit costs; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; the risk, costs and uncertainties associated with opening new restaurants; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by law. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

The Cheesecake Factory Incorporated
Condensed Consolidated Financial Statements
(unaudited; in thousands, except per share and statistical data)

Consolidated Statements of Income	13 Weeks Ended		13 Weeks Ended		39 Weeks Ended		39 Weeks Ended
	October 1, 2019		October 2, 2018		October 1, 2019		October 2, 2018
		Percent of		Percent of		Percent of		Percent of
	Amount	Revenues	Amount	Revenues	Amount	Revenues	Amount	Revenues
Revenues	$586,536	100.0%	$575,160	100.0%	$1,788,662	100.0%	$1,747,176	100.0%
Costs and expenses:
Cost of sales	132,941	22.7%	132,168	23.0%	403,566	22.6%	398,059	22.8%
Labor expenses	213,600	36.4%	203,449	35.4%	648,831	36.3%	624,432	35.7%
Other operating costs and expenses	149,397	25.5%	140,975	24.5%	451,724	25.2%	426,466	24.4%
General and administrative expenses	39,746	6.8%	37,469	6.5%	116,116	6.5%	118,166	6.8%
Depreciation and amortization expenses	21,342	3.6%	24,090	4.2%	64,363	3.6%	71,819	4.1%
Impairment of assets and lease terminations	-	0.0%	263	0.0%	-	0.0%	2,846	0.2%
Preopening costs	2,546	0.4%	3,251	0.6%	6,851	0.4%	5,799	0.3%
Total costs and expenses	559,572	95.4%	541,665	94.2%	1,691,451	94.6%	1,647,587	94.3%
Income from operations	26,964	4.6%	33,495	5.8%	97,211	5.4%	99,589	5.7%
Loss on investment in unconsolidated affiliates	(10,345)	(1.8)%	(1,558)	(0.2)%	(13,439)	(0.7)%	(2,686)	(0.1)%
Interest and other income/(expense), net	6	0.0%	(1,732)	(0.3)%	(17)	(0.0)%	(5,018)	(0.3)%
Income before income taxes	16,625	2.8%	30,205	5.3%	83,755	4.7%	91,885	5.3%
Income tax provision	535	0.1%	1,730	0.3%	5,171	0.3%	9,028	0.6%
Net income	$16,090	2.7%	$28,475	5.0%	$78,584	4.4%	$82,857	4.7%

Basic net income per share	$0.37		$0.63		$1.78		$1.82
Basic weighted average shares outstanding	43,682		45,321		44,034		45,418

Diluted net income per share	$0.36		$0.61		$1.76		$1.79
Diluted weighted average shares outstanding	44,186		46,368		44,643		46,400

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$536,101		$524,846		$1,636,253		$1,596,561
Other	50,435		50,314		152,409		150,615
Total	$586,536		$575,160		$1,788,662		$1,747,176

Income/(loss) from operations:
The Cheesecake Factory restaurants	$59,664		$63,013		$189,897		$193,955
Other	4,388		3,495		15,416		14,353
Corporate	(37,088)		(33,013)		(108,102)		(108,719)
Total	$26,964		$33,495		$97,211		$99,589

Selected Consolidated Balance Sheet Information	October 1, 2019 (1)	January 1, 2019
Cash and cash equivalents	$306,252	$26,578
Total assets	2,381,770	1,314,133
Long-term debt	335,000	10,000
Total liabilities	1,847,954	743,074
Stockholders' equity	533,816	571,059

(1) Adoption of the new lease accounting standard (ASC 842) at January 2, 2019, resulted in the increase of lease-related assets and liabilities of $975.1 million and $1,045.4 million, respectively, and a reduction to retained earnings of $41.5 million, net of tax.

The Cheesecake Factory Restaurants	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
Supplemental Information	October 1, 2019	October 2, 2018	October 1, 2019	October 2, 2018
Comparable restaurant sales	0.4%	1.5%	0.9%	1.7%
Restaurants opened during period	1	1	2	1
Restaurants open at period-end	203	199	203	199
Restaurant operating weeks	2,628	2,580	7,865	7,749

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present net income and diluted net income per share excluding the impact of certain items. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Reconciliations of the Company’s anticipated adjusted diluted net income per share ranges to their corresponding GAAP measures have not been provided as the Company cannot determine the probable significance or timing of certain reconciling items which are outside of the Company’s control and therefore cannot be reasonably predicted.

The Cheesecake Factory Incorporated
Reconciliation of Non-GAAP Financial Measures
(unaudited; in thousands, except per share data)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	October 1, 2019	October 2, 2018	October 1, 2019	October 2, 2018
Net income (GAAP)	$16,090	$28,475	$78,584	$82,857
After-tax impact from:
- Impairment of assets and lease terminations (1)	-	195	-	2,106
- Loss on investment (2)	7,655	1,153	9,945	1,988
- Acquisition costs (3)	2,361	-	2,361	-
Adjusted net income (non-GAAP)	$26,106	$29,823	$90,890	$86,951
Diluted net income per share (GAAP)	$0.36	$0.61	$1.76	$1.79
After-tax impact from:
- Impairment of assets and lease terminations	-	0.00	-	0.05
- Loss on investment	0.17	0.02	0.22	0.04
- Acquisition costs	0.05	-	0.05	-
Adjusted diluted net income per share (non-GAAP) (4)	$0.59	$0.64	$2.04	$1.87

(1)  The pre-tax amounts associated with this item in the thirteen and thirty nine weeks ended October 2, 2018 were $0.3 million and $2.8 million, respectively. These amounts were recorded in impairment of assets and lease terminations. The tax effect assumes a 26% tax rate based on the federal statutory rate and an estimated blended state tax rate.

(2)  The pre-tax amounts associated with these items in the thirteen and thirty nine weeks ended October 1, 2019 were $10.3 million and $13.4 million, respectively. The pre-tax amounts associated with these items in the thirteen and thirty nine weeks ended October 2, 2018 were $1.6 million and $2.7 million, respectively. These amounts were recorded in loss on investment in unconsolidated affiliates. The tax effect assumes a 26% tax rate based on the federal statutory rate and an estimated blended state tax rate.

(3)  The pre-tax amount associated with this item in the thirteen and thirty nine weeks ended October 1, 2019 was $3.2 million, and was recorded in general & administrative expenses. The tax effect assumes a 26% tax rate based on the federal statutory rate and an estimated blended state tax rate.

(4) Adjusted diluted net income per share may not add due to rounding.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100